Exhibit  10.18

NETCHEMISTRY,  INC.                              ASP  SOFTWARE  SUBSCRIPTION
-------------------
AGREEMENT
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This  Agreement  is entered into as of 11th day of August (the "Effective Date")
by  and  between:

NeWave,  Inc.  (Newave)  having  its  principal  place  of  business  at:

404  East  First  Street  #1345
Long  Beach,  CA  90802

And:

NetChemistry,  Inc.,  (NetChemistry)  having its principal place of business at:

4600  Campus  Drive,  Suite  201A
Newport  Beach,  CA  92660

1.0     Recitals

1.1 NetChemistry has a proprietary web building and site management tool, which hosts multiple database driven web sites. NetChemistry wishes to provide a private label branding of this service for NEWAVE.

1.2 NEWAVE desires to have NetChemistry create a private label, branded solution for NEWAVE licensing the product and allowing the ability to provide self-serve managed eCommerce and non-eCommerce Web sites to NEWAVE customers.

2.0     Definitions

"BETA LAUNCH DATE" means the day that all components of the Branded System are completely developed by NetChemistry and made available for testing, in a secure environment, by NEWAVE.

"BRANDED SYSTEM" means the NEWAVE labeled service, which is maintained and operated by NetChemistry on behalf of NEWAVE.

"CLIENTS" refers to third party individuals or businesses that use the Branded System or purchase services in connection with the Branded System.

"CLIENT WEB SITE" means a site that is created with and resides within the Branded System.

"CONFIDENTIAL INFORMATION" means any and all information related to the services and/or business of a party that does not constitute a Trade Secret and that is treated as confidential or secret by the party (that is, it is the subject of efforts by the disclosing party that are reasonable under the circumstances to maintain its secrecy) including, but not limited to, the terms and conditions of this Agreement. "Confidential Information" shall not include information (a) already lawfully known to or independently developed by the receiving party, (b) disclosed in published materials by a party which has the right to publish such information (c) generally known to the public, or (d) lawfully obtained from any third party without any obligation of confidentiality.

"INFORMATION ARCHITECTURE" or "IA" means the design of organization and navigation systems to help Users find and manage information more successfully.

"LIVE LAUNCH DATE" means the day that all components of the Branded System are completely developed to the satisfaction of NEWAVE and are made available for use by the general public.

"LOOK AND FEEL" refers to the branding, font, color scheme, and general layout of a Web site.

"RESELLER WEB SITE" refers to a specific web site industry within the NetChemistry code, this site creates other web sites and is track-able within the branded manager console

"THEMES" means color and image combinations that are used to change the basic look and feel of templates within the Branded System.

"USER DATA" means all information submitted by a User to NEWAVE in connection with the use by the User of the Branded System.

"USER INTERFACE" or "UI" means the overall look and feel (design, branding, font and color scheme), or all areas viewed by a Web site's end user.

3.0     Product  Development

3.1     PRODUCT  IMPLEMENTATION
Subject  to  the payment by NEWAVE of the Implementation Fee payable pursuant to
Section 15.0 and the performance by NEWAVE of its obligations under Section 3.8, NetChemistry will develop the Private Label Branded Product in accordance with the Specifications and the provisions of this Section, in addition to the provisions of Section 4.0 below ("System Operations").

3.2     DEVELOPMENT  SCHEDULE
NetChemistry  and  NEWAVE  will  work  together  to develop the branded product.
NetChemistry and NEWAVE acknowledge that successful implementation of the branded product depends on the ability of each party to complete its implementation tasks set forth in this Agreement in a timely and efficient manner.

3.3     BRANDED  SYSTEM
NEWAVE will determine and design the "look and feel" of the User Interface for each page of the Branded System in addition to providing NetChemistry with the basic information architecture (site maps) which will brand the complete system as a product of NEWAVE.

Using the branding GUI and IA provided by NEWAVE NetChemistry will customize the system, providing all necessary front and back-end programming. A Customization Set-Up fee will be paid to NetChemistry as outlined in Section 15.0 below. This customization fee includes up to 5 hours of graphic designer time and 5 hours of programming time. Additional graphic design time will be billed at $100.00 per hour; additional programming time will be billed at $150.00 per hour.

The system will not be visibly linked to any NetChemistry branded site or give the appearance of such branding with logos, URLs, language, email addresses, etc.

3.3.1     "Portal"  Web  Site
The "Portal" site is the NEWAVE branded entry point where NEWAVE's clients are introduced to the system. The copy for this site will be developed by NEWAVE.

Features of the site standard, however NEWAVE reserves the right to improve portal site functionality or content at its discretion either by making the changes themselves or by hiring NetChemistry.


The Portal Web Site will have the URL designated and obtained by NEWAVE or will be mapped to an URL determined by NEWAVE.

3.3.2     Web  Builder
An extension of the "Portal" Web Site, the Web Builder is the browser-based tool that establishes new sites in the system.

The Branding of this tool will be consistent with that of the "Portal." NEWAVE will provide NetChemistry with the necessary graphic files and information architecture to be used with this tool. The time required to implement these changes will be used towards NEWAVE time allowance as per Section 3.3.

3.3.3     Manager  Console
The Manager Console is the tool used by NEWAVE and its clients to maintain their Web sites. The Branding of this tool will be similar to that of the "Portal." NEWAVE will provide NetChemistry with the necessary graphic files and information architecture to be used with this tool. The time required for this project will be charged against Section 3.3.


3.4      WEB  STORE  SOFTWARE
The branded product provided by NetChemistry will enable the installation, creation and management of sites sold by NEWAVE and made available to NEWAVE customers through this Agreement.

3.4.1     A  few  of  the  product  functionality  and  features  include:
-     Browser  based  management  of  the  entire  site
-     Dynamic  creation  of  all  pages
-     Change  fonts,  sizes  and  colors  all  from  the  browser  window
-     Upload  images  from  the  browser
-     Insert  images  into  pages  quickly  and  easily
-     Change  entire  site  color  scheme  quickly  and  easily
-     Full  database  search  capability
-     Built-in  Meta  Tag  generator  and  editing  program
-     Auto-creation  of  category  and  sub-category  navigation
- Powerful e-mail communication program for newsletters, monthly specials etc.
-     Display  number  of  daily,  weekly,  and  monthly  site  visitors
-     Online  sales  tracking  tool
-     Dynamic  titles  for  all  pages
-     Image  swap  for  headers,  etc.
-     Automatic  and  manual  joining  of  your  e-mail  lists
-     Password  protected  secure  area
-     Integrated  Search  engine  submission  program
-     Shopping  Cart
-     Offline  processing  of  credit  cards  ready,  real-time  upgrade  path.

3.5     "THEME"  CREATION
Additional themes (colors and images used by the system in a template based format when creating client web sites) may be created and added to the system's database of site templates at any time when approved or developed by NEWAVE.
NetChemistry will provide NEWAVE with the capability to add new themes to the system at its own discretion.

3.6     NETCHEMISTRY  IMPLEMENTATION  DELIVERABLES
As part of the Branded System implementation services to be provided by NetChemistry to NEWAVE NetChemistry will:

a. Implement and configure the User Interface and Information Architecture for the Portal Site, Web Builder, and Manager Console based on the materials provided by NEWAVE pursuant to Section 3.8.

3.7     NEWAVE.  IMPLEMENTATION  DELIVERABLES
     NEWAVE  shall:

a. Within 2 weeks of signing this agreement (Implementation Start Date) deliver to NetChemistry the specific images, design (in HTML, or as specified by NetChemistry), including branding, font and color information, and Information Architecture for the implementation of the User Interface to be included on each page of the Portal, Web Builder, and Manager Console sections of the Branded System.
b. By the Implementation Start Date, deliver to NetChemistry all copy that is to be included on each page of the Portal, Web Builder, and Manager Console sections of the Branded System.
c. By the Implementation Start Date, choose and obtain the URL for the Branded System to be used in NetChemistry' DNS registry.
d. By the Implementation Start Date, choose the email addresses to be used for customer service emails.
e. As promptly as practicable following the Implementation Start Date (but at least 5 days in advance of the Delivery Date), deliver to NetChemistry the User's Agreement for the Branded System (in HTML).

3.8     ACCEPTANCE  TESTING

3.8.1 NEWAVE shall perform a series of tests to determine whether (a) the Portal Site is stable and meets the specifications set forth; (b) the Web Builder is stable and meets the specifications set forth; and (c) the Manager
Console is stable and meets the specifications set forth; and (d) the entire Branded System meets NEWAVE's quality standards.

3.8.2 NEWAVE shall provide to NetChemistry a reporting of any defects found in the Branded System. NetChemistry shall promptly correct all such defects.

3.8.3 NEWAVE will decide when to make the Branded System available to users by linking the NEWAVE Web site to the Portal site (the "Live Launch Date").


4.0     System  Operations

4.1     HOSTED  ENVIRONMENT
NetChemistry will host the Web Store software on servers provided by NEWAVE and housed at a NetChemistry owned or controlled data center. NEWAVE will provide the additional hardware as usage demands.

4.2     INITIAL  SERVER  SPECIFICATIONS
The server is a Compaq Proliant 6400R, quad Xeon 500 mhz 2mb CPU's, 1G ram, 4 - 18.2g hard drives configured as raid 5 array

4.3     SYSTEM  ENHANCEMENTS
When applicable, all system enhancements will be conducted during hours that will not significantly disrupt system performance.

4.4     CLIENT  COMMUNICATION
All  communication  with  users  of  the  system  will  be  handled  by  NEWAVE;
NetChemistry will have no contact whatsoever with NEWAVE clients. All communication between NEWAVE clients and NetChemistry will be done through NEWAVE personnel.

The sites within the system will be bound by NEWAVE's privacy policy, which shall comply with applicable law and the User's Agreement determined by NEWAVE.

4.5     CUSTOMER  SERVICE
NetChemistry will not provide customer service to any end users of the web site software. NetChemistry will provide customer service to NEWAVE technical personnel as needed for the functionality of the software.

4.6     CLIENT  BILLING

4.6.1 NEWAVE will be responsible for all end user billing for new Web sites, if applicable, and ongoing client services.

4.6.2 NetChemistry software will provide NEWAVE with immediate notice of new sites created within the system via email.

4.6.3 NetChemistry will provide NEWAVE with an online Branded Manager Console, which outlines and appropriately designates all new and recurring sites within the Branded System.


5.0     Licensing  of  Code

5.1 NetChemistry will employ proprietary programming code in the creation of the Branded System and Portal. Neither NEWAVE nor any of its clients will own this code and may not under any circumstances sell, lease, license or otherwise engage any other companies using the NetChemistry, Inc., dynamic code. All servers that hold the NEWAVE and NetChemistry Branded System code, as well as all sites sold by NEWAVE and hosted by NetChemistry.com will remain under the control of NetChemistry. The software to build and manage all Web sites created with NetChemistry will at all times remain the property of NetChemistry. NetChemistry leases the software code and systems to NEWAVE whom in turn lease the software code and systems to their clients. Upon termination or discontinuance of a NetChemistry built and managed Web site the client retains only those images and data entered into the system by the client.

5.2 NetChemistry employs a proprietary encryption system to monitor, update, maintain and protect our source code, any attempt to reverse engineer, bypass, terminate or otherwise disable our embedded encryption algorithm will cause the system to stop functioning. Any willful attempt to circumvent this system may result in the immediate termination of this agreement.

5.3 NEWAVE can not use NetChemistry proprietary software to develop or host any pornographic or adult content web sites without the prior written authorization of NetChemistry. An adult web site is any site in which nude images are displayed. NetChemistry will act as the final authority to determine weather a site is of an adult or pornographic nature.

6.0     Usage  Data

6.1 The NetChemistry system will inform NEWAVE daily of new client sites created within the system.

6.2 NEWAVE will have access to usage reports and other information regarding all traffic and activity to the Branded System, including access to the raw log files.

7.0     Content  Ownership

The client will own all copy and custom graphics created for the client's Web Site. NetChemistry will have no control over client content. It is the responsibility of NEWAVE to monitor client content and compliance with NEWAVE's TERMS OF USE statement on the Web Builder site.

8.0     Resale  Policy

NEWAVE may sell only give away sites within the system as a bundled part of it online distributor package.

9.0     Account  Management

NetChemistry will assign an Account Manager to NEWAVE who will be easily accessible by phone during regular business hours, and will work to insure the success of the NEWAVE branded product. The Account Manager will promptly, effectively and efficiently respond to maintenance issues that arise after the product has launched and is being maintained.

10.0     Term  and  Termination

10.1 The initial term of this agreement shall commence on the Effective Date and end on the second anniversary of the Acceptance Date. After two years, this agreement will auto renew on an annual basis unless terminated in writing by either party within 10 days of anniversary date or any subsequent anniversary date thereafter.

10.2     NEWAVE  will pay NetChemistry a minimum monthly payment as described in section  16.0  of  this  Agreement.

The rates NetChemistry bills NEWAVE on a per site, per month basis will remain the same for 36 months.

10.3 In the event that either Party shall be adjudged insolvent or bankrupt, or upon the institution of any proceedings by it seeking relief, reorganization or arrangement under any law relating to insolvency, or if any involuntary petition in bankruptcy is filed against such Party and said petition is not discharged within sixty (60) days after such filing, or upon any assignment for the benefit of its creditors, or upon the appointment of a receiver, liquidator or trustee of any of its assets, or upon the liquidation, dissolution or winding up of its business (and "Event of Bankruptcy"), then the Party affected by any such Event of Bankruptcy shall immediately give notice thereof to the other
Party, and the other Party at its option may terminate this Agreement. Notwithstanding the foregoing, NetChemistry and NEWAVE acknowledge that the license granted under this Agreement qualifies as intellectual property under the United States Bankruptcy Code (the "Bankruptcy Code") and, as such, is subject to Section 365(n) of Title 11 of the Bankruptcy Code. The provisions of this Agreement regarding confidentiality and limitation of liability shall survive any termination or expiration of the Agreement.

10.4 Neither NetChemistry nor NEWAVE may suspend performance of its respective obligations hereunder unless or until it has been adjudicated that the other Party hereunder has materially breached a term of this Agreement or the Agreement has been terminated for other reason.

11.0     Confidentiality

11.1 For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's or its suppliers' business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential" or "proprietary," and information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential. The terms and conditions of this Agreement shall be deemed to be the Confidential Information of each party.

11.2 Each party agrees that (1) it shall not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (2) it shall take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which shall in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

11.3 Notwithstanding the foregoing, each party may disclose Confidential Information (1) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, provided that the receiving party first gives the disclosing party reasonable notice of such a requirement, provides reasonable cooperation to the disclosing party in its efforts to lawfully limit disclosure and gives the disclosing party the opportunity to defend and/or attempt to limit such production, all at the sole cost and expense of the disclosing party, or (2) to its legal counsel and accountants and on a "need-to-know" basis under an obligation of confidentiality to its banks and other financing sources and their advisors.

12.0     Warranty  and  Indemnity

12.1 Each of NetChemistry and NEWAVE represents and warrants that it has full power and authority to enter into this Agreement and to grant the licenses provided herein, and that this Agreement has been duly authorized, executed and delivered by such party.

12.2 Each of NetChemistry and NEWAVE represents and warrants that it owns, or has obtained all necessary rights to distribute and make available as specified in this Agreement, any and all information, service or content provided to the other party or made available to third parties in connection with this Agreement, including without limitation in the case of NetChemistry, the Branded System.

12.3 Each of NetChemistry and NEWAVE shall indemnify, defend and hold harmless the other party, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, reasonable attorneys fees) arising from or relating to: (a) the breach of any warranty, representation or covenant by NetChemistry or NEWAVE as applicable, in this Agreement; or (b) any claim that the Branded System or any information, service or content provided to NEWAVEor NetChemistry, as applicable, or made available to third parties by NetChemistry or NEWAVE as applicable, in connection with this Agreement infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content.

12.4 A party seeking indemnification under this section shall promptly notify the other party in writing of any and all such claims and shall reasonably cooperate with such other party in the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts the indemnified party in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require the indemnified party's prior written consent (not to be unreasonably withheld or delayed) and the indemnified party may, at its sole cost and expense, have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

13.0     Limitation  of  Liability

In no event shall either party be liable to the other for any special, incidental or consequential damages, whether based on breach of contract, tort (including negligence) or otherwise, whether or not that party has been advised of the possibility of such damage.

The liability of each party for damages or alleged damages hereunder, whether in contract, tort or any other legal theory, is limited to, and shall not exceed, an amount equal to the sum of the payments made to NetChemistry hereunder.

14.0     General  Provisions

14.1     PUBLICITY
Any press release or other public communication issued by NEWAVE which either explicitly or implicitly refers to NetChemistry shall require the prior written approval of NetChemistry, which approval shall not be unreasonably withheld. Any press release or other public communication issued by NetChemistry which either explicitly or implicitly refers to NEWAVE shall require the prior written approval of NEWAVE which approval shall not be unreasonably withheld.

14.2     NO  AGENCY
The parties are independent contractors and shall have no power of authority to assume or create any obligation or responsibility on behalf of each other. This Agreement shall not be construed to create or imply any partnership, agency or joint venture between NetChemistry and NEWAVE.

14.3     FORCE  MAJEURE
Any delay in or failure of performance by either party under this Agreement caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions shall not be considered a breach of this Agreement and such performance shall be excused for the number of days such occurrence reasonably prevents performance, but in no case shall such excuse extend beyond 30 days.

14.4     WAIVER:  AMENDMENTS
Any failure or delay by either party to enforce any right under this Agreement shall not at any time constitute a waiver of such right or any other right, shall not modify the rights or obligations of either party under this Agreement, and shall not constitute a waiver of such right or any other right in the future. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

14.5     SEVERABILITY
If any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of this Agreement shall remain in full force and effect.


15.0     Monthly  Services  and  Service  Fees

Minimum  Monthly  Payment
NEWAVE will pay NetChemistry a minimum monthly fee of $5,000.00, which includes the first 1,666 sites hosted at $3 each for the Newave Sales Web Sites.

Monthly  Licensing  of NEWAVE SALES web sites built using NetChemistry Software:

-     NEWAVE  will  pay NetChemistry $3 per site per month on sites   1 - 16,666
-     NEWAVE  will  pay  NetChemistry  $1  per site per month on sites   16,667+

Should NEWAVE default on the minimum monthly payment and/or the applicable per site fees above, then all sites that are live will be billed at a flat rate of $10 per site, per month with a $5,000 minimum payment.

At this pricing, NEWAVE will only be allowed to bundle Client Web Sites as part of a their online distributor service sold at $9.95. At this pricing, Newave Sales will be prohibited from selling Client Web Sites as a stand-alone product to clients that are not purchasing their primary service pack or in selling or marketing Web sites directly to clients.

If NEWAVE increases the sales price of its online distributor service for which the system is provided, then the per site fees and minimum monthly payment paid to NetChemistry by NEWAVE as stated above will increase at the same corresponding percentage rate in which the sale price of the NEWAVE distributor service increased. NEWAVE agrees to notify NetChemistry in writing two business days prior to pricing changes.

16.0     Implementation  Services,  Fees  and  Payment  Terms

16.1     SETUP  FEE
     Customization and Configuration of Portal Web Builder, Branded Manager Console, Dynamic Portal and installation and testing of software onto server purchased on behalf of NEWAVE.

-     $  7,000.00  total  setup  fee  due  and  payable  at  contract  signing
- $ 3,000.00 total purchase price of server - Compaq Proliant 6400R, quad Xeon 500 mhz 2mb CPU's, 1G ram, 4 - 18.2g hard drives configured as raid 5 array.

(a)     Operational  Fees

- NetChemistry will bill NEWAVE every 1st day of the month for all client Web sites hosted during each period. NetChemistry provides NEWAVE with a password protected system to manage the status of every site built. By default, all new sites are assigned a NEW state, it is NEWAVE's responsibility to change the clients to either LIVE, DEMO or DELETE or to stipulate during the platform setup process an automated process for this to occur.

- NetChemistry charges NEWAVE for all sites marked LIVE in the manager console.

- All invoices are payable within fifteen (15) days of the invoice date. Failure to comply with these payment terms may result in suspension of the Branded System and Services, increased fees as stated in Section 15, and/or cancellation of this agreement at the sole discretion of NetChemistry.

It is the responsibility of NEWAVE to manage the status of the sites in the Branding Console of their system.

17.0     ADDITIONAL  SERVICES
         --------------------

17.1     CUSTOMER  SERVICE
NetChemistry will not provide customer service to any of NEWAVE clients unless agreed to on separate "Customer Service Agreement".

17.2     ADDITIONAL  SERVICES
As an agent of NEWAVE, NetChemistry can provide the following services on an "as needed" basis directly to NEWAVE at the following "wholesale" prices, NetChemistry will not perform any services without authorization in writing from NEWAVE.

Service                              Price
-------                              -----
Custom  graphic  headers  for  client  sites          $  400.00  each
Custom  graphic  themes  for  the  system          $  500.00  each
Custom  programming  for  client  sites          $  175.00  per  hour
     Custom  graphic  design  and  image  manipulation     $  120.00  per  hour
Data  entry  of  products  and  images          $  10.00  each
Scanning  pictures  and  making  Web  ready     $  10.00  each
30  minutes  of  phone  consultation          $  100

17.3     PROFESSIONAL  FEES
Any work performed by NetChemistry which is beyond the scope of the implementation services outlined in this Agreement or the hosting and operating services outlined herein, will be regarded as Professional Services, and NEWAVE shall pay NetChemistry a fee for such services at a rate of $180.00 per hour for programming and $125.00 per hour for graphic design services. No Professional Services will be provided by NetChemistry without the prior written agreement of NEWAVE as to the scope, deliverables, timing and work effort of such Services.

18.     GENERAL  PROVISIONS
        -------------------

18.1. Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

18.2     Dispute  Resolution  and  Governing  Law.  The  laws  of  the  State of
             California thereunder shall govern this Agreement and the resolution of the any dispute arising. The rules set forth for discovery under the
             California Code of Civil Procedure shall apply to any arbitration proceeding instituted under this section.

18.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

18.4 Notices. All reports, communications, requests, notices or approvals required or permitted by this Agreement to be given by one party to the other shall be in writing and shall be deemed to be duly given if sent by telecopier, delivered personally or if mailed by certified or registered mail, return receipt requested, or by overnight mail delivery to the party concerned at its address set forth below. Notices mailed by the U.S. Postal Service shall be deemed to have been received five (5) days after being deposited in the United States mail, or if by any other means upon receipt. Either party may change the address to which notices and communications shall be sent, by written notice to the other party, served in the manner described in this paragraph. Such notices shall be sent as follows:

     Newave  ,  Inc.
404  E.  First  Street,  #1345
Long  Beach,  Ca  90802

And:

     NetChemistry,  Inc.
4600  Campus,  Suite  201A
Newport  Beach,  CA  92660
Attn:  Tyler  Hesse

18.5     Headings.
The headings of the sections of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

18.6 Prior Understanding. This Agreement contains the entire Agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a complete and exclusive statement of the terms of such Agreement, and supersedes all negotiations, understandings, agreements representations and warranties, if any, with respect to such subject matter, which precede the execution of this Agreement.

18.7 Partial Invalidity. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or enforceability, unless such provision or such application of such provision is essential to this Agreement.

18.8 Representations. The parties represent and acknowledge that in executing this Agreement they do no rely and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

18.9. Binding Agreement. This Agreement shall be binding upon the parties and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns. Assignee expressly warrants that he has not transferred to any person or entity any rights, causes of action, or claims in this Agreement.

18.10. Plain Meaning. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

Agreed  to  and  Accepted  by:


Company:     Newave,  Inc.                    Company:     NetChemistry,  Inc.

Signature:  /s/ Michael Hill          Signature: /s/ Chris Cruttenden
Name:          Michael  Hill                    Name: Chris  Cruttenden
Title:          President                    Title:          President